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                                  EXHIBIT 11.1

                     COMPUTATION OF NET LOSS PER COMMON SHARE
                     (In thousands, except per share amounts)

                                       THREE MONTHS     THREE MONTHS
                                           ENDED            ENDED
                                      MARCH 31, 1998   MARCH 31, 1997(1)
                                      --------------   ----------------
Historical weighted average
  shares outstanding...........           20,007           17,580
                                        --------         --------

Shares used in computing net
  loss per common share........           20,007           17,580
                                        --------         --------
                                        --------         --------

Net loss.......................         $(16,408)        $ (3,544)

Basic and diluted net loss
  per common share.............         $  (0.82)        $  (0.20)

--------------------------------
(1) The weighted average shares outstanding used in the calculation of net loss per common share have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "EARNINGS PER SHARE" and its interpretation by Securities and Exchange Staff Accounting Bulletin No. 98.